Exhibit 10.1

August 15, 2009

Charles B. Ammann

c/o United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, CA   91367-6677

Dear Chuck:

This letter agreement sets forth the terms and conditions of your continued employment with United Online, Inc. (the “Company”), effective as of August 15, 2009 (the “Effective Date”).

1.             Position.  You will serve as Executive Vice President, General Counsel and Secretary of the Company and report to the Chief Executive Officer of the Company.  You will agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.             Salary and Benefits.

(a)           You will be paid a salary at your current annualized rate of $350,000.00, payable in bi-weekly installments in accordance with the Company’s standard payroll practices, subject to such increases as may be determined from time to time by the Company’s Board of Directors.  As used in this letter agreement, the term “Board of Directors” shall refer to the Company’s Board of Directors or other governing body or committee to which the authority of the Board of Directors has been delegated.

(b)           You will be eligible to participate in the Company’s employee benefit plans, including its 401(k) plan.  In addition, you will be entitled to participate in the Company’s Exec-U-Care Medical Reimbursement Insurance Plan so long as such plan is made generally available to the Company’s senior executives.  You will be entitled to a minimum of four (4) weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.

(c)           The Company will promptly reimburse you for all reasonable and necessary business expenses you incur in connection with the business of the Company and the performance of your duties hereunder upon your submission of reasonable and timely documentation of the expenses.  In no event shall any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense was incurred, and the amounts reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year.  Your right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.             Bonus.     For each fiscal year during your period of employment, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annual base salary.  The performance criteria for purposes of determining you actual bonus for each fiscal year will be established by the Company’s Board of Directors.  Your annual bonus will be increased to include any increases in your annual bonus as approved by the Board of Directors.  Except as otherwise determined by the Board of Directors or set forth herein, your bonus awards will be paid only if you are employed by and in good standing with the Company at the time of such bonus payments.  Your annual bonus award shall in no event be paid later than the 15th day of the third month following the end of your taxable year or, if later, the end of the Company’s taxable year  in which such bonus award is earned.

4.             Restricted Stock Units and Other Equity Awards.

(a)           Effective August 15, 2009, you will be awarded restricted stock units covering 50,000 shares of the Company’s common stock (the “RSU Award”).  The RSU Award will be granted under the Company’s 2001 Stock Incentive Plan (the “Plan”) and will be subject to the standard terms and conditions set forth in the Plan and the Company’s standard form restricted stock unit agreement for employee awards under such Plan.  Your RSU Award will vest, and the underlying shares will be issued, on August 15, 2012, subject to your continued employment with the Company through that date.

(b)           If your employment is terminated by the Company “without cause” or by you for “good reason” (as each term is defined below) prior to August 15, 2012, the vesting of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company, calculated as if such RSU Award and any such other equity awards vested on a monthly basis.  Such vesting acceleration will occur upon the expiration of all applicable review and revocation periods applicable to the Release referred to in Section 7(b) as statutorily required by law and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.  Except as otherwise expressly provided in the agreement evidencing a particular  restricted stock unit award, the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued to you on the first business day, within the sixty (60)-day period following the date of your cessation from service as a result of your termination “without cause” (as defined below) or your resignation for “good reason” (as defined below), on which the executed Release required of you pursuant to Section 7(b) is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last business day of that sixty (60)-day period on which such Release is effective and enforceable.

(c)           If your employment is terminated by the Company “without cause” or by you for “good reason” (as each term is defined below) prior to August 15, 2012 in connection with, or within twelve (12) months after, a change in control of the Company (as defined in the applicable stock plan, stock option agreement or restricted stock unit agreement), the vesting of your RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have otherwise been vested at the time of such termination had you completed an additional twelve (12) months of employment with the Company or, if greater, an additional period of service equal in duration to the actual period of service you completed between August 15, 2009 (or, with respect to any such other equity awards you hold outstanding as of the date of such termination, the date of the commencement of vesting with respect to such equity awards) and the date of such termination, in all cases calculated as if such RSU Award and such other equity awards vested on a monthly basis.  Such vesting acceleration will occur upon the expiration of all applicable review and revocation periods applicable to the Release referred to in Section 7(b) as statutorily required by law and in no event later than the later of (i) the 15th day of the third month following the end of your taxable year in which such termination of employment occurs or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such termination of employment occurs.  In no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.  Except as otherwise expressly provided in the agreement evidencing a particular  restricted stock unit award, the shares of common stock underlying the restricted stock units that vest on such an accelerated basis will be issued to you on the first business day, within the sixty (60)-day period following the date of your cessation from service as a result of your termination “without cause” (as defined below) or your resignation for “good reason” (as defined below), on which the executed Release required of you pursuant to Section 7(b) is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last business day of that sixty (60)-day period on which such Release is effective and enforceable.

(d)           Upon the termination of your employment as a result of death or Disability (as defined below), the vesting of your outstanding RSU Award and any other equity awards you hold as of the date of such termination will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such RSU Award and any other such equity awards vested on a monthly basis; provided however, that in no event will the number of shares which vest on such an accelerated basis with respect to any particular equity grant exceed the number of shares unvested immediately prior to the date of such termination with respect to such grant.  For purposes of this letter agreement, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(e)           In the event of any inconsistency between the terms set forth in this Section 4 and the terms set forth in the agreement evidencing your RSU Award, the terms set forth in this letter agreement will control. The provisions of this Section 4 and Section 7 will apply to the RSU Award and prior equity awards referred to herein, and will also apply to future equity awards, except to the extent specifically stated in the applicable award agreement or in a resolution of the Board of Directors.

5.             Policies; Procedures; Proprietary Information and Inventions Agreement.  As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures, including (without limitation) the terms of the Proprietary Information and Inventions Agreement between you and the Company (a copy of which is attached hereto as Appendix A and which is incorporated herein by reference), the Insider Trading Policy, the Code of Ethics and the Employee Handbook.

6.             At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to you are superseded by the terms set forth in this letter agreement.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.             Separation from Service.

(a)           Termination by You.  If you terminate your  employment with the Company for any reason other than as a result of your death or Disability or your resignation for “good reason” (as defined below), then all obligations of the Company as set forth in this letter agreement will cease, other than the obligation to pay you, on your termination date, any earned but unpaid compensation for services rendered through that date and any accrued but unused vacation days as of your termination date (collectively, the “Accrued Obligations”). If you terminate your employment with the Company for “good reason”, (as defined below) prior to August 15, 2012, then in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) and the bonus payment (described in the second sentence of Section 7(b) below), subject to the conditions set forth and your compliance with the requirements in Section 7(b) below for a Separation Payment made in connection a termination “without cause”, and you will also be entitled to the accelerated vesting of your RSU Award and any other equity awards you hold as of the Effective Date in accordance with Section 4 above.  Notwithstanding your Separation from Service pursuant to this Section 7(a), you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the restrictive covenants set forth in Section 9 below.

(b)           Termination by the Company.  If (i) your employment is terminated by the Company “without cause” (as defined below) prior to August 15, 2012, (ii) you execute and deliver to the Company, within twenty-one (21) days  (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of your termination of employment, a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other parties and containing such other and additional terms as the Company deems satisfactory (the “Release”) and (iii) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law, then the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twelve (12) months of your then current monthly base salary, (ii) your Annual Bonus (as defined below), and (iii) a prorated portion of your Annual Bonus (as defined below) based upon the time elapsed between December 31 of the preceding year and your date of termination. In addition, notwithstanding the fourth sentence of Section 3 above but contingent upon your delivery of an effective and enforceable Release in accordance with the foregoing provisions of this Section 7(b), if the date of such termination occurs following the end of a fiscal year and prior to the date that you would have otherwise been entitled to be paid your annual bonus for that fiscal year, the Company will pay you an amount equal to the annual bonus that you would have received had you remained employed by, and in good standing with, the Company through the date the annual bonus for that fiscal year is paid in the following fiscal year, with that amount to be paid at the same time and manner that such payment would have paid to you had you remained employed through such date, but in no event later than the last day of the fiscal year immediately following fiscal year for which such bonus is earned.

Payment of this Separation Payment and the additional bonus amount (if any) under this Section 7(b) and the accelerated vesting of your equity awards under Section 4, will each be contingent upon the satisfaction of the following requirements: (i) you execute and deliver to the Company on a timely basis your required Release in accordance with this Section 7(b), (ii) such Release becomes effective and enforceable after the expiration of any applicable revocation period under federal or state law and (iii) you continue to comply with the Proprietary Information and Inventions Agreement and the restricted covenants set forth in Section 9 below.

The Separation Payment under this Section 7(b) will be payable in a series of twelve (12) successive equal monthly installments, beginning on the first regular payday for the Company’s salaried employees, within the sixty (60)-day period following the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as a result of your termination “without cause” (as defined below), on which your executed Release is effective and enforceable in accordance with its terms following any applicable revocation period, or as soon thereafter as administratively practicable, but in no event later than the last day of that sixty (60)-day period on which such Release is effective and enforceable. Your right to each such monthly installment of the Separation Payment shall be deemed, for purposes of Section 409A of the Code, to be a right to a series of separate payments.

If your employment is terminated by the Company “without cause,” the Company will have no further obligation to you pursuant to this letter agreement other than the Accrued Obligations, the acceleration of vesting provided in Section 4 above and the obligations of the Company pursuant to this Section 7(b).

If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this letter agreement, other than the Accrued Obligations.

Notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason”, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this letter agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the cash payments provided to you under this letter agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the monthly installments of the Separation Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of your equity awards pursuant to the provisions of this letter agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that you receive only the greater of (i)  the amount of those payments and benefits which would not constitute a parachute payment under Code Section 280G or (ii)  the amount which yields you the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided you hereunder (or on any other payments or benefits to which your may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of your employment with the Company).

(c)           Termination by Death or Disability.  If your employment is terminated as a result of your death or Disability, the Company will be obligated to pay the Accrued Obligations to you, your estate or beneficiaries (as the case may be) on your termination date or as soon as administratively practicable thereafter, but in no event later than sixty (60) days after the date of such termination.  In the event of a termination of your employment due to death or Disability, you or your estate or beneficiaries, as the case may be, will be entitled to the accelerated vesting of your equity awards as set forth in Section 4(d) above.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company’s employee benefit plans or otherwise.

(d)	Definitions.

For purposes of this letter agreement, the following definitions will be in effect:

“good reason” means:

(i)	a material reduction in your base salary without your prior written consent;

(ii)	a material reduction in your authority, duties or responsibilities, without your prior written consent, unless such reduction is effected at the request of Mark R. Goldston;

(iii)

a material change in the geographic location at which you must perform services (the parties acknowledge that you are currently required to perform services at 21301 Burbank Boulevard, Woodland Hills, CA 91367) without your prior consent; or

(iv)

any material un-waived breach by the Company of the terms of this letter agreement; provided however, that with respect to any of the clause (i) — (iv) events above, you will not be deemed to have resigned for good reason unless (A) you provide written notice to the Company of the existence of the good reason event within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such good reason event, and (C) your termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured clause (i) — (iv) event.

“with cause” means your commission of any one or more of the following acts:

(i)	willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its subsidiaries;

(ii)	commission of a felony or a misdemeanor involving moral turpitude;

(iii)	theft, dishonesty, fraud or embezzlement;

(iv)	willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its subsidiaries;

(v)	the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its subsidiaries;

(vi)	willfully injuring any other employee of the Company or its subsidiaries;

(vii)	willfully injuring any person in the course of performance of services for the Company or its subsidiaries;

(viii)	disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its subsidiaries;

(ix)	solicitation of business on behalf of a competitor or a potential competitor of the Company or its subsidiaries;

(x)

harassment of any other employee of the Company or its subsidiaries or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its subsidiaries;

(xi)

failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its subsidiaries;

(xii)	breach of any material term of this letter; or

(xiii)	any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

“without cause” means any reason not within the scope of the definition of the term “with cause.”

(e)           Code Section 409A Deferral Period.  Notwithstanding any provision in this letter agreement to the contrary (other than Section 7(f) below), no payment or distribution under this letter agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your termination of employment with the Company will be made to you until you incur a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) in connection with such  termination of employment.  For purposes of this letter agreement, each amount to be paid or benefit to be provided you shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your  separation from service will be made to you prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of your  death, if you are deemed at the time of such separation from service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to you in a lump sum on the first day of the seventh (7th) month after the date of your separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death. Any remaining payments or benefits due under this letter agreement will be paid in accordance with the normal payment dates specified herein.

(f)            Provisions Applicable to “Specified Employee”.  Notwithstanding Section 7(e) above, the following provisions shall also be applicable to you if you are a “specified employee” at the time of your separation of service:

(i)            Any payments or benefits which become due and payable to you during the period beginning with the date of your separation from service and ending on March 15 of the following calendar year shall not be subject to the holdback provisions of Section 7(e) and shall accordingly be paid as and when they become due and payable under this letter agreement in accordance with the short-term deferral exception to Code Section 409A.

(ii)           The remaining portion of the payments and benefits to which you become entitled under this letter agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which your separation from service occurs, shall not be subject to any deferred commencement date under Section 7(e) and shall be paid to you as they become due and payable under this letter agreement.  For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) your annualized compensation (based on your annual rate of pay for the calendar year preceding the calendar year of your separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such  separation from service.  To the extent the portion of the severance payments and benefits to which you would otherwise be entitled under this letter agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

8.             Withholding Taxes.  All forms of compensation payable pursuant to the terms this letter agreement, whether payable in cash, shares of the Company’s common stock or other property, are subject to reduction to reflect the applicable withholding and payroll taxes.

9.             Restrictive Covenants.  Until one (1) year after the termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company or its subsidiaries is engaged in business or providing its services:

a.             directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company or its subsidiaries; or

b.             directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; provided, however, that nothing in this letter agreement will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.           Entire Agreement.  This letter agreement, together with the Proprietary Information and Inventions Agreement between you and the Company, any Company handbooks and policies in effect from time to time and the applicable stock plans and any stock option agreements, restricted stock unit agreements or other agreement evidencing the equity awards made to you from time to time during your period of employment (including, without limitation, the RSU Award), contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  If any provision of this letter agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the intent of the parties.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter agreement and of no force or effect, and the remainder of this letter agreement will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter agreement. This letter agreement is not assignable by you.  This letter agreement may be assigned by the Company to its subsidiaries or to successors in interest to the Company or its lines of business.

11.           Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.           Term.  This letter agreement will expire on August 15, 2012, except Sections 6, 7(e), 7(f), 8, 9, 10, 11 and 12 will survive such expiration.  Following the expiration of this letter agreement, your employment with the Company will continue to be “at will”.

We look forward to continuing to work with you.  Please indicate your agreement with the terms and provisions of this letter agreement by signing and dating the enclosed duplicate copy and returning it to me by August 15, 2009.

If you have any questions, please call the undersigned.

Very truly yours,

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Mark R. Goldston
Chairman, President and Chief Executive Officer

I have read the foregoing and accept the terms and provisions set forth in this letter agreement as of the date shown at the top of this letter agreement:

/s/ Charles B. Ammann
Charles B. Ammann

Appendix A

[Proprietary Information and Inventions Agreement]

[to be attached]